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                     February 16, 2023

       Hai Tran
       Chief Financial Officer
       CSG Systems International, Inc.
       6175 S. Willow Drive, 10th Floor
       Greenwood Village, Colorado 80111

                                                        Re: CSG Systems
International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 18,
2022
                                                            File No. 000-27512

       Dear Hai Tran:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology